EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 23, 2021, with respect to the statement of condition including the related portfolio of Investment Grade Municipal Trust, 20+ Year Series 200 (included in Invesco Unit Trusts, Municipal Series 1357) as of November 23, 2021, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-260427) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 23, 2021